August 10, 2007

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. currently pays an annualized cash distribution of $0.6425 per share representing a 6.4% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Commercial real estate continues to be an integral component of a well-diversified investment portfolio, as we believe that it consistently generates solid returns.  As such, steady competition remains for the properties that we look to purchase. In an effort to maximize our stockholder value, we have initiated a joint venture program where we partner with local developers to construct new shopping centers.  In exchange for our equity contribution, we expect to receive an attractive return and a share of the profit on such projects.  Since the program’s inception in the third quarter of 2006, we have invested approximately $60 million in equity in seven different joint venture development projects.  Property acquisitions remain our primary focus; however, we will continue to examine and pursue strategic alternatives that will assist in achieving our goal of enhancing stockholder value.

We currently own or have ownership interest in 304 operating properties, net of 7 properties contributed to an unconsolidated joint venture in April 2007, which represent more than 46 million square feet of leasing space for an aggregate purchase price of over $7.7 billion.

If you have any questions on your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Brenda Gail Gujral

Chief Executive Officer

Enclosure

cc: Trustee

      Broker/Dealer

      Registered Representative

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  www.inland-western.com